Exhibit 99.4
Final Transcript
Conference Call Transcript
ANF — Q4 2010 Abercrombie & Fitch Co. Earnings Conference Call
Event Date/Time: Feb 16, 2011 / 01:30PM GMT

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Final Transcript
Feb 16, 2011 / 01:30PM GMT, ANF — Q4 2010 Abercrombie & Fitch Co. Earnings Conference Call
CORPORATE PARTICIPANTS
Eric Cerny
Abercrombie & Fitch Co. — IR
Mike Jeffries
Abercrombie & Fitch Co. — Chairman and CEO
Jonathan Ramsden
Abercrombie & Fitch Co. — CFO
CONFERENCE CALL PARTICIPANTS
Michelle Tan
Goldman Sachs — Analyst
Evren Kopelman
Wells Fargo Securities — Analyst
Jeff Klinefelter
Piper Jaffray — Analyst
Janet Kloppenburg
JJK Research — Analyst
Stacy Pak
Barclays Capital — Analyst
Randy Konik
Jefferies — Analyst
Christina Chen
Needham & Co. — Analyst
Paul Lejuez
Nomura — Analyst
Betty Chen
Wedbush Securities — Analyst
Dana Telsey
Telsey Advisory Group — Analyst
Edward Yruma
KeyBanc — Analyst
Eric Beder
Brean Murray — Analyst
Robin Murchison
SunTrust Robinson Humphrey — Analyst
Lorraine Hutchinson
BofA Merrill Lynch — Analyst
Laura Champine
Cowen and Company — Analyst
Richard Jaffe
Stifel Nicolaus — Analyst
Kimberly Greenberger
Morgan Stanley — Analyst
Robert Samuels
Phoenix Partners — Analyst
Jeff Black
Citigroup — Analyst

Final Transcript
Feb 16, 2011 / 01:30PM GMT, ANF — Q4 2010 Abercrombie & Fitch Co. Earnings Conference Call
Marni Shapiro
The Retail Tracker — Analyst
Sam Panella
Raymond James — Analyst
Adrienne Tennant
Janney Montgomery Scott — Analyst
Jennifer Black
Jennifer Black and Associates — Analyst
Liz Dunn
FBR — Analyst
Linda Tsai
MKM Partners — Analyst
PRESENTATION
Operator
Good day and welcome to the Abercrombie & Fitch fourth-quarter earnings results conference call. As a reminder, today’s conference is being recorded. (Operator Instructions). We’ll open the call to take your questions at the end of the presentation. We ask that you limit yourself to one question during the question and answer session.
At this time, I would like to turn the conference over to Mr. Eric Cerny. Mr. Cerny, please go ahead.
Eric Cerny — Abercrombie & Fitch Co. — IR
Thank you. Good morning and welcome to our fourth quarter earnings call. Earlier this morning we released our fourth quarter sales and earnings, income statement, balance sheet, store opening and closing summary, and an updated financial history. Please feel free to reference these materials available on our website.
Also available on our website is an investor presentation which we will be referring to in our comments during this call. This call is being recorded and the replay may be accessed through the Internet at Abercrombie.com under the Investors section.
Before we begin I remind you that any forward-looking statements that we may make today are subject to the Safe Harbor statement found in our SEC filings. Today’s earnings call will be limited to one hour. We will begin the call with a few brief remarks from Mike followed by a review of the financial performance for the quarter from Jonathan Ramsden.
After our prepared comments, we’ll be available to take your questions for as long as time permits. Please limit yourself to one question so that we can speak with as many callers as possible.
As a reminder, the after-tax operating results of Ruehl for 2009 and prior periods are now included in discontinued operations, and income statement and related comparisons to prior year therefore generally exclude Ruehl.
Before I turn the call over to Mike, I would like to remind everyone that we will be hosting an investor day on Tuesday, April 5 at our campus in New Albany, Ohio. The day will begin with registration at 9 o’clock and conclude by 2.30 PM. You can find more information regarding the day as well as registration details by viewing our Investor Relations website. We look forward to your visit and hope that many of you will be able to attend.
Now, to Mike.

Final Transcript
Feb 16, 2011 / 01:30PM GMT, ANF — Q4 2010 Abercrombie & Fitch Co. Earnings Conference Call
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
Good morning everyone. Thank you for joining us today. 2010 was a year in which we exceeded our objectives in terms of sales, operating income and earnings per share. We did this while continuing to invest for the future and to build our organization to capitalize on the huge opportunities we see ahead.
With regard to the topline, in 2010 we achieved domestic same-store sales growth of 7% and total domestic growth of 10% including direct-to-consumer. This was driven in part by a more aggressive promotional stance. But more important, as those of you who visit our stores know, by a compelling assortment and by stores that looked great.
It is also worth noting that our domestic business continues to get stronger throughout the year.
Our international business was up 79% for the year. We were off our initial goal of 30 international Hollister openings for the year, but the very strong volume of the stores we did open compensated for this.
Across Europe our business is extremely strong. Our UK Hollister stores comped well above the overall Company rate in 2010. Our four German Hollister stores are running at more than double their initial projected volumes and the three Spanish stores are more than 50% higher.
Meanwhile, we’ve continued to gain momentum in Italy with our three stores now running close to the UK in average store volume. Just over two years after we opened our first Hollister store in Europe, we now have a business that is annualizing at over $300 million.
Turning to A&F, while Tokyo has trended lower, our three major international flagship stores in London, Milan and Tokyo are now annualizing well above the $200 million we talked about a year ago.
In direct-to-consumer we had total growth of 41% for the year, with strong growth in both our domestic and international business. We added significant resources to our direct-to-consumer group during the year, improved the shopability of our sites and continue to add new country-specific sites.
And Gilly Hicks made very solid progress, posting comps of close to 40% for the year and initiating a new 5000 square foot store in the US as well as our first international opening in London in November.
Taking all of these things into account, while there are certainly challenges ahead, we feel very confident in the momentum of our business and the global power of our iconic brands.
Turning to 2011 I want to take a moment to talk about our roadmap objectives. Starting with gross margin, there is no doubt that sourcing costs are the biggest headwind we face.
When we last spoke in November I mentioned that we were seeing increased costs in late spring season receipts. That pressure has continued to increase. And as we sit here today, we are anticipating double digit cost increases for the fall 2011 season.
In response to this, we do expect to increase our tickets. And our gross margin rate will also benefit from the continued growth of our international business. However, there is significant uncertainty about how these different effects will balance out in terms of their impact on our overall gross margin beyond the spring season.
One thing we will continue to do is to take a long-term approach. Among other things, that means that we will not sacrifice quality to achieve cost reductions.
Turning to our other roadmap objectives, we have spoken in the past about mid-single-digit same-store sales objective for 2011 and 2012. We continue to believe this is realistic.
We’re looking to accelerate the pace of international Hollister openings to approximately 30 to 40 this year. These will include our first Hollister stores in mainland China and Hong Kong. We will open a total of six A&F flagships this year, a combination of our full flagship stores and the smaller tier 1 flagship format we have used in Copenhagen.
In addition to our previously announced Paris and Madrid openings, these openings will include Dusseldorf, Brussels, Dublin and Singapore. In total, we are projecting annualized volume of around $200 million for these six flagship openings.

Final Transcript
Feb 16, 2011 / 01:30PM GMT, ANF — Q4 2010 Abercrombie & Fitch Co. Earnings Conference Call
We continue to target high growth rates for our direct-to-consumer business, which in 2011 will continue to benefit from multiple investments we’re making in this business, as well as from our growing international presence. We’re also looking to sustain the strong growth we have seen in Gilly Hicks.
Finally, on expenses we continue to challenge all areas of our business to find efficiencies while at the same time we continue to invest in our long-term growth.
With that, I will hand the call over to Jonathan, but will be available to answer your questions at the end of these comments.
Jonathan Ramsden — Abercrombie & Fitch Co. — CFO
Thank you Mike and good morning everyone. I will start with a quick recap of our results for the quarter and fiscal year and then go on to make some comments about 2011.
For the fourth quarter, the Company’s net sales increased 23% to [$1.149 billion] (corrected by company after the call) while comp store sales increased 13%. Our gross margin rate for the quarter was 63.6%, approximately in line with last year’s gross margin rate of 63.5%.
Our operating income for the quarter was $144.7 million. This included pretax charges of $48.4 million associated with store-related impairment charges and $4 million associated with the closure of 56 domestic stores during the quarter. A summary of our operating expenses can be found on page 8 in the investor presentation.
MG&A expense for the quarter was $106.4 million, up 15% versus last year’s expense of $92.4 million. MG&A for the quarter included equity and incentive comp of $17.8 million versus $10.4 million last year.
MG&A for the quarter also included approximately $5.5 million of charges not anticipated at the beginning of the quarter related to an increase in legal reserves, a write-off on the trade-in of our fractional aircraft ownership to reduce our operating costs going forward and some software write-offs.
Stores and distribution expense of approximately $485 million for the quarter included the $52.4 million of impairment and store closure charges we referred to a moment ago. Excluding those charges, store occupancy costs were approximately $168 million. All other stores and distribution costs represented 23.1% of sales, modestly below the 23.6% of sales they represented last year, and included approximately $4 million of additional depreciation related to our DC consolidation, which I will come back to in a moment.
For the year as a whole, excluding the net effect of impairment charges and store closure charges, we achieved approximately 320 basis points of operating margin improvement which was ahead of our roadmap objective for the year.
Growth in the four wall contribution of international stores was the greatest driver of this margin improvement, with DTC and domestic store productivity also making significant contributions. These contributions were partially offset by growth in non-four wall expenses including MG&A, store management and support, and DC costs. The impact of Gilly Hicks was not significant to the year-over-year change in margin.
Turning to the balance sheet, we ended the quarter with total inventory of cost up 24% versus a year ago, or up 22% excluding in transit. Inventory days on hand at the end of the quarter were comparable with a low point over the past five years. Looking forward we expect inventory on hand, excluding in transit, to be flat in dollar terms at the end of the spring season.
We ended the year with $826 million in cash and equivalents compared to $670 million of the comparable [point] last year.
During the quarter we repurchased approximately 913,000 shares at an aggregate cost of approximately $47 million, bringing our total repurchases for the year to a little under 1.6 million shares. Going forward we expect to continue share buybacks within the parameters outlined on our last earnings call.
Turning to 2011, our focus is to continue making progress on our key roadmap objectives. Domestically, as Mike said, our objective is to maintain the mid-single digit comp improvement we achieved in 2010 including for the first quarter. In addition we continue to expect approximately 50 store closures at the end of 2011.

Final Transcript
Feb 16, 2011 / 01:30PM GMT, ANF — Q4 2010 Abercrombie & Fitch Co. Earnings Conference Call
Internationally we expect to accelerate our rate of store openings for both A&F and Hollister, and this should continue to drive significant operating margin improvement.
We expect DTC to continue to make a meaningful contribution to our overall margin improvement. We’re also planning for continued strong growth in Gilly Hicks, although we expect the operating margin effect from Gilly Hicks will have minimal impact on our overall operating margin through 2012.
Last, we continue to focus on maintaining tight control of expenses including our non-four wall expenses. This includes keeping our home office headcount flattish and continuing to identify opportunities to gain greater cost efficiency, such as with our DC consolidation.
Some more specific guidance on 2011 is included on page 15 and 16 of our investor presentation.
Within the year, as we’ve indicated in the past, we do not expect our rate of margin improvement to be linear. And in particular, due to timing factors, we expect the second quarter to be challenging.
Overall, as we look to our roadmap goal of a 15% operating margin in 2012, we do not believe it is realistic to expect that our gross margin will return to its peak level of around 67% by that point. However, if we are able to hold that gross margin approximately flat in 2011, and make some progress in 2012, we believe the overall operating margin goal remains achievable. As Mike said earlier, however, our visibility on gross margin beyond the spring season is limited at this point.
I want to make a few comments about our plans to consolidate our DC facilities here in New Albany. As many of you are aware, we currently operate two DCs, one serving A&F Kids and our global DTC business for all brands, and the other serving Hollister and Gilly Hicks. Going forward we plan to consolidate into a single DC which should, in turn, facilitate a sale of our second DC and result in reduced distribution costs upon completion by mid-2012.
We expect to incur approximately $26 million in CapEx associated with the consolidation, of which approximately $19 million will be incurred in 2011. From an accounting standpoint the consolidation is expected to result in accelerated depreciation of the existing DC2 building and equipment of $28 million or slightly higher, of which $4 million was recognized in the fourth quarter. And approximately $4 million per quarter is expected to be recognized in 2011. During our investor day in April we will offer a tour and detailed presentation on these plans.
In total, fiscal 2011 total capital expenditures are expected to be approximately $300 million, predominately related to new stores, store refreshers and remodels.
This concludes our prepared comments section of the call. We are now available to take your questions. Please limit yourself to one question so that we can speak with as many callers as possible. After everyone has had a chance, we will be happy to take follow-up questions.
QUESTION AND ANSWER
Operator
(Operator Instructions) Michelle Tan, Goldman Sachs.
Michelle Tan — Goldman Sachs — Analyst
Mike, I was wondering if you could give us a little bit more color on how you are thinking about taking up ticket. Is it across the board or varied by geography? What is the magnitude? And is it — if the consumer accepts it, what are the implications for a second half IMU?
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
I think that is the question of the day. We know we have to pass cost increases. The question is how much, and you’re right in terms of where.

Final Transcript
Feb 16, 2011 / 01:30PM GMT, ANF — Q4 2010 Abercrombie & Fitch Co. Earnings Conference Call
Clearly we have more opportunity to pass increases on in our international business than our domestic business. So the answer is, we know we’re going to be increasing ticket prices. We have to. We’re comfortable that we can pass some of these increases on to the customer. We’re not comfortable with how much.
Operator
Evren Kopelman, Wells Fargo Securities.
Evren Kopelman — Wells Fargo Securities — Analyst
Great, thank you. Good morning. As a follow-up to that question, can you talk a little bit about how you are planning inventory units for the second half? Obviously it is hard to know the demand elasticity. But as you think about the units for the US versus international business, do you have an opportunity to move units? Or is it — once it is in a country it is there?
Jonathan Ramsden — Abercrombie & Fitch Co. — CFO
Good morning. I guess in terms of the overall question about units, I don’t think we really want to get into that for the fall season. We’ve given guidance on inventory dollars at the end of the spring season, but I don’t think we want to get into any more specifics on that beyond that.
To your question about whether we can move inventory units back and forth between the US and Europe, it is easier to move from the US to Europe. There are some tax limitations on our ability to bring them back from Europe to the US.
Operator
Jeff Klinefelter, Piper Jaffray.
Jeff Klinefelter — Piper Jaffray — Analyst
Just a clarification, first of all; Jonathan and Michael and team, congratulations on a nice recovery this year domestically. And the international stores look great.
I wanted to maybe clarify, Jonathan. The Hollister stores — any sense out of that 30 to 40 how many of those would be Asia versus Europe? And then also those flagship Abercrombie’s, tier 1 versus traditional — any sense for number? I just wanted to clarify that.
And then in terms of the four wall trends out of international, it is pretty encouraging, the profitability. Is there any other detail that you can give us in terms of how those are measuring up versus domestic?
Jonathan Ramsden — Abercrombie & Fitch Co. — CFO
Yes. On the 30 to 40, Jeff, they do skew very heavily towards Europe, so that they are predominately Europe. And as we said, they are predominantly in the back half of the year, which is one of the factors that is impacting the second quarter because of some of the preopening charges that are hitting that quarter.
In terms of the six A&Fs, as we said on the call, in aggregate we are projecting annualized volume around $200 million for those six doors in total. They are typically sort of Dusseldorf; Singapore and Paris will be in that more in that sort of larger flagship category. Brussels, Dublin will be probably more in the sort of Copenhagen, (inaudible) mold. But obviously all those things are up on a continuum, so it’s difficult to be too precise. But that might be broadly how you can think about them.

Final Transcript
Feb 16, 2011 / 01:30PM GMT, ANF — Q4 2010 Abercrombie & Fitch Co. Earnings Conference Call
And I think that the third part of your question was four-wall profitability. As you know, our core metric when we sign up for a new store is that we want to hit that 30% four wall margin at least. So if we’re doing significantly better than the volumes we projected in those stores, that is taking those four wall margins higher than that.
So I think that gives you some indication of what we’re seeing. And that is why international growth was the most significant driver of our margin improvement year over year.
Operator
Janet Kloppenburg, JJK Research.
Janet Kloppenburg — JJK Research — Analyst
Good morning everyone and congratulations on a great quarter and year.
Michael, I was wondering if you could talk a little bit about perhaps some opportunity for IMU benefit in the back half of 2011 through shallower promotions. Product is getting stronger across the board and I am wondering if you are seeing an opportunity, with the economy improving, for perhaps promotions to be less deep or less broad than they were in this past season.
And Jonathan, just a quick question on the $1.38 that was reported exclusive of impairment charges. Was that a legal charge of $0.04 per share included in that $1.38 or excluded? Thanks so much.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
Let me answer the first part of the question, Janet. I would hope we will be able to have promotions that are less deep and fewer of them. We’re hoping that our markdown dollars or more efficient. And I would say we absolutely would like to go there. Beyond that, I can’t be more specific.
Janet Kloppenburg — JJK Research — Analyst
Okay, thanks.
Jonathan Ramsden — Abercrombie & Fitch Co. — CFO
To the second part of your question, the only thing that is added back in the $1.38 is the impairment charge and then the store exit charges of around $4 million. So the $5.5 million that I referred to in MG&A is not added that back in that number, nor is the DC depreciation of $4 million which is included in that $1.38.
Janet Kloppenburg — JJK Research — Analyst
Thanks so much.
Operator
Stacy Pak, Barclays Capital.
Stacy Pak — Barclays Capital — Analyst
Hi, guys. Thanks.

Final Transcript
Feb 16, 2011 / 01:30PM GMT, ANF — Q4 2010 Abercrombie & Fitch Co. Earnings Conference Call
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
Stacy, I have to say first you were right about the fourth-quarter margin. (laughter)
Stacy Pak — Barclays Capital — Analyst
The question — I guess one follow-up question on the pricing. Mike, are you thinking that you will actually raise prices domestically versus have less markdowns? And then can you comment internationally what you did in response to the back tax increase? Did you take prices up there and are you seeing any impact from that?
And then Jonathan I was hoping you could clarify Q2 a little bit. I mean you alluded to higher preopening from the later store openings in the year. But I would think also your gross margin would be better in Q2 given the rising cost in the back half. So can you just clarify what you’re seeing in Q2 a little bit?
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
I’m going to let Jonathan handle all of those answers.
Jonathan Ramsden — Abercrombie & Fitch Co. — CFO
Let me start with Q2 then. What we’re calling out, and we spoke to this I think several times in the past, as we continue to make progress with our operating margin it’s not necessarily going to be even by quarter.
I think the point of comment we are making was simply that the second quarter within the year is the one where we are making — where that impact is the most significant. And that is primarily because we have a heavy skew towards our store openings later in the year. So we have big preopening rent, other preopening costs starting to come into play in Q2 that — before we start to get the volume benefit from those. And that starts to turn around in the back half of the year as the volume comes on stream.
With regard to gross margin, we haven’t been specific about how that is going to break out by quarter. We do expect approximately flattish for the season as a whole. The cost is certainly escalating in the second quarter. And the question of what we take our tickets up and start to see that benefit could create a little bit of a timing disconnect, which may also impact the second quarter relative to the other quarters in the year.
Stacy Pak — Barclays Capital — Analyst
And the back tax?
Jonathan Ramsden — Abercrombie & Fitch Co. — CFO
We made a number of ticket adjustments in the UK in particular. And that’s one of the factors that is being taking into account in what we have done there and what we continue to do.
Stacy Pak — Barclays Capital — Analyst
And no negative reaction I assume?
Jonathan Ramsden — Abercrombie & Fitch Co. — CFO
Our UK results have obviously been very strong. We have not called that out, anything other than what we have spoken to you for 2010 as a whole. But we’re obviously very happy with our UK business.

Final Transcript
Feb 16, 2011 / 01:30PM GMT, ANF — Q4 2010 Abercrombie & Fitch Co. Earnings Conference Call
Stacy Pak — Barclays Capital — Analyst
Great. And Mike, the stores look fabulous.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
Thank you Stacy.
Operator
Randy Konik, Jefferies.
Randy Konik — Jefferies — Analyst
Thanks guys. I guess, Jonathan or Mike, I just want to focus on the domestic store base here, obviously all the store closures. Do you think that after the 50 store closures in 2011, we’re done?
And is there any type of color you can give us on how bad these stores are, or below the average store are, from a sales productivity [performance] margin basis, just so we can get a sense of how much these stores have been weighing on the profitability of the Company?
And as these stores are closed, do we get closer and closer to that 75% of peak productivity you’re focused on for the domestic market? Thanks.
Jonathan Ramsden — Abercrombie & Fitch Co. — CFO
Can we just confirm it is really you Randy?
Randy Konik — Jefferies — Analyst
Oh, it’s me. It’s me this time. (laughter) Thanks.
Jonathan Ramsden — Abercrombie & Fitch Co. — CFO
I guess with regards to closures, we do expect there will be continue to be closures post 2011. We have not given specific numbers on that. But as we go through the year and get closer to thinking about 2012, I think we will start to talk more specifically about this.
But as we spoke to in the past, there was a fairly significant number of stores — around 200 or so — that were in negative territory. We dealt with a decent chunk of those. Some of those have gotten a little bit better. But some of those expirations fall out beyond the 2010/2011 timeframe, so we do expect we will be continuing closures.
I don’t think we’re ready yet to put a specific number and what that will be in 2012/2013. But I think we will do that relatively soon.
In terms of how bad, we spoke about the class of 2010 closures averaging about $1 million of volume. Yet for 2011 we will give more specifics on that going forward, but it’s probably not going to be dramatically different to that.
And then the primary driver of the negative contribution is just the absolute low level of volume as opposed to occupancy. But we will start to give a little more color on that going forward.
I think in the overall scheme of things, as we have said in the past, the impact of closures relative to domestic store productivity increases for existing stores is much less. So the primary driver of getting back to that 85% or a little better is going to be the same-store [sales] — stores we have open, not the ones we’re closing.

Final Transcript
Feb 16, 2011 / 01:30PM GMT, ANF — Q4 2010 Abercrombie & Fitch Co. Earnings Conference Call
Randy Konik — Jefferies — Analyst
If I may, do you — is there any type of target you think you can get to from a long-term operating margin standpoint that you’re now targeting for the domestic business versus the prior peak of around 20%? Is there anything we can kind of look at there?
Jonathan Ramsden — Abercrombie & Fitch Co. — CFO
We’re working very hard at the moment on our long-term plan. Well, first of all, we’re rolling forward our three-year plan to add in 2013. And then we’re working on our long-term plan out beyond that.
And I think we’ll start to give more color on that probably to some extent at the investor day in April, and as we go through the year and as we get clearer visibility and more comfort with where these plans are going to take us.
Randy Konik — Jefferies — Analyst
All right, fair enough. Thanks guys.
Operator
Christina Chen, Needham & Co.
Christina Chen — Needham & Co. — Analyst
Congrats on a good quarter. Wondering if you could maybe talk about your thought process in leading in China and Hong Kong with Hollister rather than Abercrombie. And I’m curious where in Hong Kong the Hollister store might be. Is it going to be a flagship? Is it a mall based store? If you could just talk about that a little bit.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
I think we can. The first store in Hong Kong is a Hollister mall-based store. It’s in the Festival Walk center.
We probably would have liked to have led with an A&F flagship and we simply weren’t able to make a deal quickly enough. We’re working very hard on that. But we think that Hollister in Hong Kong and China will be a mall-based business.
Christina Chen — Needham & Co. — Analyst
And do you worry about the counterfeiting of your brand over there?
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
(laughter) Constantly. And — (multiple speakers)
Christina Chen — Needham & Co. — Analyst
I was going to say, so what are you going to do about it? I guess it’s flattery, but.

Final Transcript
Feb 16, 2011 / 01:30PM GMT, ANF — Q4 2010 Abercrombie & Fitch Co. Earnings Conference Call
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
Well, we have a wonderful team in place and been working on the counterfeiting there for quite a few years. We’re very aware of what it is, probably where it is going. In fact we’re told that having bricks and mortar in these countries will in fact improve that, rather than take it the other way.
We’re hopeful but fearful. Thanks for the question.
Operator
Paul Lejuez, Nomura.
Paul Lejuez — Nomura — Analyst
Can you talk a little bit about the timing of the A&F flagships? When should we expect — the four you announced today, when should we expect those to open?
And then you have spoken a little bit about the second quarter pressure from preopening. Can you maybe talk about when these stores, either flagship or international Hollister locations, how long does it take? When do they become profitable to the P&L? Is it day one? Can you maybe just talk about that timeline? Thanks.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
I will give you the opening and Jonathan can take it from there. Paris is May. Madrid is third quarter. Dusseldorf, Brussels, Singapore and Dublin are all fourth quarter. Their actual dates on those, I’m not going to be more specific than the quarter.
Jonathan Ramsden — Abercrombie & Fitch Co. — CFO
On the second part of your question, we expect all of our stores to be profitable from the day the doors open. The issue is prior to that actual opening, we are typically paying and booking rent expense for five months or more for a Hollister store, and up to a year or more in some cases for an A&F flagship store. So we have that expense even though we don’t have any sales volume.
And then we also, as we get closer to the opening of a store, we have to start hiring managers. If it’s a new international store we have to — we have ex-pats that go over typically from the US to open the stores initially. They have to go through language training and they can be in country for several months prior to the opening of a store, particularly a flagship.
So all of those costs sit there prior to opening. But the day we open, we fully expect all of our stores to be operating with that 30% or better margin at that point.
Paul Lejuez — Nomura — Analyst
Okay, great. Thanks and good luck.
Operator
Betty Chen, Wedbush Securities.
Betty Chen — Wedbush Securities — Analyst
Thank you. Good morning and congratulations on a good quarter.

Final Transcript
Feb 16, 2011 / 01:30PM GMT, ANF — Q4 2010 Abercrombie & Fitch Co. Earnings Conference Call
I was wondering if you could speak a little bit more about the direct-to-consumer business. It grew by a significant amount in the fourth quarter and throughout 2010. I believe, Mike, you mentioned that you’ve been making multiple investments and also looking into more Company-specific sites.
Can you talk a little bit more about the investments you might make in 2011 and sort of what progress that we can look from that channel throughout this year?
Jonathan Ramsden — Abercrombie & Fitch Co. — CFO
Good morning. I think the question is — the reference was to country specific sites, maybe, rather than Company-specific sites. (multiple speakers)
Our model continues to be that once we open a store in a new country, we open up a country-specific DTC site as well. So that obviously helps with — the opening of a store helps with awareness and we typically see a lift in volume on DTC once we have a store presence in a country.
In terms of the incremental investments, I think we would identify a year or so ago, a lot of areas where we had the opportunity to invest to drive DTC business further. Many of those have not come into play yet. I don’t think we want to talk too specifically about what they are in 2011.
But you know, we feel we made good progress [and] one of the reasons we feel optimistic about the progress we can make in 2011 is — and 2012 is that we know there are several things, potentially significant things, that we have not yet activated but we will be doing over the coming months. Just to mention one, we are redesigning our sites and you are going to see all of that coming alive.
So there are many other things that we’re working on which we think will be meaningful to the business.
Betty Chen — Wedbush Securities — Analyst
Thank you.
Operator
Dana Telsey, Telsey Advisory Group.
Dana Telsey — Telsey Advisory Group — Analyst
So two quick things. Number one on product, as you see product trends, Mike, in terms of the newness that you’re defining and how it’s moving along, where are you in the progress towards newness built on men’s and women’s? And what do you see happening going further?
And then just one clarification on inventory; how do you see it trending in units and in dollars, whether it is the first quarter or the first half? Thank you.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
The answer to the first question, Dana, is that we are very much on track. We’re getting on track in terms of looking to what is next, looking for what is next that is appropriate for our business and then going through a rigorous testing process before we make major statements, which I think you can see in our stores is how we look today.
So I think that it’s a very astute question because it is the process. And I think we are doing better and better at that in both women’s and men’s. Clearly the women’s business has, in fourth quarter, outperformed the men’s business which was still strong, so we’re very pleased with that progress and process.

Final Transcript
Feb 16, 2011 / 01:30PM GMT, ANF — Q4 2010 Abercrombie & Fitch Co. Earnings Conference Call
Jonathan Ramsden — Abercrombie & Fitch Co. — CFO
Hey Dana. On the second part of your question, as we said on the comments a few minutes ago, we expect inventory dollars to be approximately flat at the end of the spring season.
We typically manage inventory on a seasonal basis and focus less on the quarter end, which can be subject to some fairly significant timing effects. But as of this point, we would probably expect the first quarter to be up modestly versus last year but to be back flat in dollar terms at the end of the second quarter. But, again, we think the end of season position is really the most significant piece to focus on.
Dana Telsey — Telsey Advisory Group — Analyst
Thank you.
Operator
Edward Yruma, KeyBanc.
Edward Yruma — KeyBanc — Analyst
Thanks very much on taking my question and congratulations on a phenomenal quarter.
First, now that you have made some tweaks to the box size of Gilly Hicks, how do you feel about kind of its performance and the longer-term rollup potential? And second, more housekeeping, how do we think about the potential accounting hit for the LTIP? Thank you.
Jonathan Ramsden — Abercrombie & Fitch Co. — CFO
On the LTIP, it’s entirely a function of the number of shares we have available in our plans relative to the share obligation that we have. Frankly, it is rather complex to explain and I would probably take up the rest of the call if I tried to do it in any level of detail. But essentially it is a function of the stock price and the stock price goes to certain levels; that requires a greater number of shares to settle outstanding awards and triggers additional awards.
At a certain point, though, those obligations could become greater than the remaining number of shares we have available in the plans. So there is a reasonable likelihood that we will put out a long-term incentive plan at this year’s annual meeting. And if that goes through, that will obviously alleviate that problem hopefully fairly significantly.
The consequences of that issue not being alleviated, and ultimately of running out of shares, would be that we would have to start to mark-to-market certain share awards in the expectation that they would need to be settled in cash. So it would create some quarter to quarter earnings volatility because we would need to mark the awards to market each quarter based on the stock price.
If we ever get into that scenario, we will certainly give people the data to understand the impact of that quarter to quarter. But obviously we’re hopeful that situation doesn’t arise, because we will be able to get a long-term incentive plan approved that makes the issue moot.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
I will comment on the Gilly Hicks question. We feel very positive about the new size of the 5000 square foot Gilly Hicks prototype and are very, very optimistic about the long-term potential of this brand.
Operator
Eric Beder, Brean Murray.

Final Transcript
Feb 16, 2011 / 01:30PM GMT, ANF — Q4 2010 Abercrombie & Fitch Co. Earnings Conference Call
Eric Beder — Brean Murray — Analyst
Good morning. Congratulations on a great quarter. You know, your international this year was about 20%. What are you looking at for next year in terms of that? Where — when do you think — or do you believe you’re going to be over 50% of your sales internationally going forward?
Jonathan Ramsden — Abercrombie & Fitch Co. — CFO
We said in the past we expected to be around 30% in 2012. I think that’s another one of those pieces of data that as we give a more longer-term outlook at the investor day, we will give an updated view on that. But as of today that probably remains pretty close to what we expect in 2012.
Where it goes beyond 2012, I think we will give more color on as we go forward. We certainly expect and strongly believe that there is a huge growth opportunity internationally. And we don’t see that dwindling or loosing steam anytime soon.
Operator
Robin Murchison, SunTrust Robinson Humphrey.
Robin Murchison — SunTrust Robinson Humphrey — Analyst
Thanks and good morning everyone. Previously in terms of AUR you have indicated — and congratulations, by the way, on the significant improvement in the fourth quarter. But, so going forward, I think you have indicated that we should continue to expect sequential improvement; wanted to get an update on that. And then also if you could just update us on the UK distribution center. Thank you.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
I don’t think we have said more than we anticipate the AUR being positive this spring. I think that is all we can say at this moment about that.
Jonathan Ramsden — Abercrombie & Fitch Co. — CFO
And clearly positive in the fall as well in overall terms.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
Right. Clearly.
Jonathan Ramsden — Abercrombie & Fitch Co. — CFO
On the UK DC we have a Netherlands DC which services as our European business. So that arrangement has been in place for a guess about two years now. We had a five-year original deal with TNT, which is our third-party distribution function in the Netherlands.
So we don’t have anything significant in the UK at this point. And that distribution into the Netherlands is servicing today all of our European business as well as the two Japanese stores. Certainly on the agenda is the possibility that we will have an Asian distribution center, probably a similar outsourced arrangement, sometime fairly soon.
Operator
Lorraine Hutchinson, BofA Merrill Lynch.

Final Transcript
Feb 16, 2011 / 01:30PM GMT, ANF — Q4 2010 Abercrombie & Fitch Co. Earnings Conference Call
Lorraine Hutchinson — BofA Merrill Lynch — Analyst
You mentioned Tokyo sales trending down. Can you just talk about why you think that is and then implications for the overall business in Japan?
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
Let me take a stab at that. The — we’re not completely sure. It’s — we — Ginza is doing a healthy volume, but it is not what we anticipated. I have to emphasize that it is a very healthy volume, but we did not make our opening goal which was very aggressive.
We’re not completely sure. But we’re continuing to work through the dynamics of that business. We’re actually very cautious on Japan now. We do not have any more Japanese deals in the pipeline and we will take it slowly.
Operator
Laura Champine, Cowen and Company.
Laura Champine — Cowen and Company — Analyst
Good morning guys. I’m wondering if you are looking at the potential for taking cost out in product, whether that means using less cotton or moving to other countries. I’m noticing, for example, your spring wovens looked a little lighter. I don’t know if that is a style decision or if that’s an effort to take cost out of the product.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
Well, let me answer the second part of the question. We have not taken any weight out of that fabric.
We look — we continue to source as efficient as we can in terms of new [potential to] countries. We look to be as efficient as we can be in terms of cost. We’re saying we’re not taking any quality out of the product and we’re really not. But there are some tricks to the product that we can do that will not take quality out of the product but will cost a little less.
We have the opportunity to do that more in the Hollister brand actually than the Abercrombie & Fitch brand.
Operator
Richard Jaffe, Stifel Nicolaus.
Richard Jaffe — Stifel Nicolaus — Analyst
Thanks very much. Mike, a philosophical question. As costs rise or are anticipated to rise in the second half, obviously you can’t do much about it other than trying your best to source effectively.
How do you feel about sharing some of that cost increase with the consumer versus swallowing some of that cost increase in the form of depressed margin and hope to manage the business more efficiently? How does it weigh in your mind?
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
It weighs on our minds all the time. But I think the answer to your question, Richard, is that a portion of these cost increases have to be passed on because they are pretty steep. So we will be increasing our prices, is the answer to your question. Order of magnitude I cannot tell you at this moment.

Final Transcript
Feb 16, 2011 / 01:30PM GMT, ANF — Q4 2010 Abercrombie & Fitch Co. Earnings Conference Call
Operator
Kimberly Greenberger, Morgan Stanley.
Kimberly Greenberger — Morgan Stanley — Analyst
Nice holiday season. Mike I’m wondering if, as you look into the second half of the year, how you’re thinking about the trade-off between the pricing architecture at Hollister versus A&F. And are you expecting any slow down in your comp momentum as you begin to raise price? Or do you just expect that the trade-off between a higher AUR and perhaps slightly fewer units have been net neutral, and you will be able to maintain your momentum? Just how are you thinking about managing through this process?
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
I think the answer is that we are doing it very carefully and taking a stance that is almost week by week. What is happening as we’re raising prices, what is the reaction, what is the reaction by brand.
I wish I could give you a roadmap at this point, but I can’t. And I would doubt that anybody really can. I think the point of this tension is that it has to be managed carefully and really on a week by week basis. Those businesses that can do that, I think will make their way through this. Those that can’t I think they’re big problems.
Operator
Robert Samuels, Phoenix Partners.
Robert Samuels — Phoenix Partners — Analyst
Good morning. Jonathan, can you just discuss briefly just your views on cash and your minimum cash cushion that you would like to maintain. And you bought back little bit more stock this quarter. Would you think about being more aggressive with your buyback going forward? Thanks.
Jonathan Ramsden — Abercrombie & Fitch Co. — CFO
Yes, I think we’re basically going to operate within those two guardrails that we talked about on the last earnings call. At the lower end we want to maintain always a very healthy net cash cushion, which we have articulated as being around that $350 million figure at the trough point of the cycle, which is clearly — January is not the trough point in the cycle.
On the other end of the spectrum we want to at least be offsetting equity plan share issuances, so the overall share count stays flat. Where we end up between those two points I think is going to be a function of market conditions, how we’re feeling about business in general. But they would be the two guard rails which I think hopefully gives people some sense of how to model that out for 2011.
Operator
Jeff Black, Citigroup.
Jeff Black — Citigroup — Analyst
I guess on the pricing front it sounds like you’re experimenting with taking some prices up, but do you have any clear evidence that you will in fact be able to raise price at the US divisions?
And then Jonathan I know you said you don’t want to talk about the second half. But regarding units, can we assume that units are down in the US? I mean obviously your plan — obviously, there’s a big print on international that is going to drive the overall picture higher. But just US specific, can we expect units to be down? Thanks.

Final Transcript
Feb 16, 2011 / 01:30PM GMT, ANF — Q4 2010 Abercrombie & Fitch Co. Earnings Conference Call
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
Let me answer the first part of the question. The only evidence we have is that we do have the momentum in that business — in the US business. So that gives us comfort that we can do so.
Jonathan Ramsden — Abercrombie & Fitch Co. — CFO
Now, on the second part of the question, Jeff, part of the reason we can’t be too specific is that it is not fully baked for the fall season. We’re still working very hard on the fall season on costing, on projecting out comps by quarter. So we’re still working through that.
I think overall we have said we expect AURs to be up, and that will certainly be a contributor to the comp improvement. And in terms of figuring out what that means in terms of units, obviously the — [there you are, a component] increase — you know, offset some of the comp increase in terms of what it means for units. But I don’t think at this point we are ready to be more specific on that — than that for the fall season.
Operator
Marni Shapiro, The Retail Tracker.
Marni Shapiro — The Retail Tracker — Analyst
Hey, guys. Congratulations. I think I might have single-handedly provided at least a point of your comp in the quarter.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
Good. Is that all?
Marni Shapiro — The Retail Tracker — Analyst
It could’ve been more. I could only accept responsibility for a point.
So, I had a couple of questions. One, I do want to follow up on the pricing question.
It seems to me, in walking your stores, you have been playing around with the pricing for the last little while, but especially since spring has set. And I’m curious if you can talk a little bit about that.
And if you have found any difference between — historically your Hollister pricing and Kids have been very similar. And I’ve noticed recently some of those have kind of played around. I’ve noticed you put items on the floor, and I will call it swim as an easy example, that you’ve not taken the price down at all since last year. And it’s cold and already selling.
So if you could just talk a little bit. I know everybody is very concerned about the pricing. But it seems to me you’ve already started playing with it, and if you have seen any positive results that you have visibility.
And how is it playing out in Europe, most importantly? Do you have more ability to raise pricing there? And how do you manage the markdowns on the backside of that in Europe?
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
There are whole bunch of parts to this question. (laughter) I think the first part of the question is answered the way I did, was to say that we look at this on a week by week basis. And that is how this has to be, how the business has to be run today.
I can’t answer what has been successful, what hasn’t. Clearly we have an opportunity for increasing prices more in Europe than in the US.

Final Transcript
Feb 16, 2011 / 01:30PM GMT, ANF — Q4 2010 Abercrombie & Fitch Co. Earnings Conference Call
Operator
Sam Panella, Raymond James.
Sam Panella — Raymond James — Analyst
Good morning. Going back to the gross margin guidance and previously you said that average unit cost would be flat year-over-year in the first half. Any differences you can call out between the first quarter and second quarter?
And then in terms of the gross margin expectation to be up in the first quarter, should we think about that similar to the magnitude that you’re able to get in the fourth quarter? Or is there opportunity to do better than that? Thank you.
Jonathan Ramsden — Abercrombie & Fitch Co. — CFO
I think we had previously said roughly flat from the spring season. I think [it will] come into play more and more as those late — later receipts in the season as we started to see the pressure that we’re seeing throughout the fall season.
And to the point earlier, timing when we are fully able to react from a ticket standpoint is — may create a little bit of a disconnect in the second quarter. But implicit in us saying that we’re expecting flat in the season and up in Q1 is therefore that it could be a little bit of gross margin erosion in Q2. I think beyond that I’m not sure we can parse that any further at this point.
Operator
Adrienne Tennant, Janney Capital Market.
Adrienne Tennant — Janney Montgomery Scott — Analyst
Good morning, Mike and Jonathan, and congratulations on gaining back market share.
My question is on a little bit more color on the magnitude of the cost inflation. You said double-digit. How far are you bought through at this current time? And I would expect that with cotton continuing to move up, should we expect to do 10% in Q3-ish, and maybe more toward the 15% range in the fourth quarter? Any more color on that would be great.
And then I was sorry to hear about Fifth Avenue. Can you give us an update on that, when it will be reopened, if it isn’t already? Thank you.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
Yes. Three parts to the question. Let me handle Fifth Avenue first. We are hoping to re-open next week.
For those of you who didn’t know, we had a fire in the store. There is smoke and water damage. But we are working very hard to reopen next week.
The other part of the question was the magnitude of the inflation. We can’t really say that at this point. We’re grappling with this. We have bought our back-to-school assortments. We’re still negotiating for Labor Day and on.
Operator
Jennifer Black, Jennifer Black and Associates.

Final Transcript
Feb 16, 2011 / 01:30PM GMT, ANF — Q4 2010 Abercrombie & Fitch Co. Earnings Conference Call
Jennifer Black — Jennifer Black and Associates — Analyst
Good morning and let me add my congratulations as well.
I know the fragrance business is a big priority and I wondered if you feel like you are making headway as far as coming out with a counterpart to Fierce on the female side. And then any comments you have on your accessories business would be great.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
You know we’ve been working very hard on the female equivalent of Fierce. We have one that we will be introducing this Christmas and I hope it’s going to be the equivalent of Fierce. If it is, then these calls will become a lot easier in the future.
Operator
Liz Dunn, FBR.
Liz Dunn — FBR — Analyst
Great, in under the wire.
Just a clarification on the sales guidance in line with 2010, is it just fair to say based on the visibility that you have to the first half or the first quarter that the first quarter should be stronger than the rest of the year?
And then I did a store tour last week and really got some great feedback on your inventory management through the fourth quarter. So first, congratulations on that. I think very few of us would’ve congratulated you on your inventory management heading into the season. So you clearly did a fabulous job.
Can you just talk a little bit more about your allocation strategies? Because the district manager we spoke with was quite complementary on the inventory allocation that happened in the fourth quarter as it related to her stores. Thanks.
Jonathan Ramsden — Abercrombie & Fitch Co. — CFO
Let me just say that firstly, Liz, we are saying that we’re targeting a mid-single digit comp for the full-year and including for the first quarter, just to recap what we said earlier.
I think one of the things we feel is we’ve got a lot better at our ability to project and forecast our own business. And as we have discussed in the past, the strongest correlation we typically see is with how we planned our own business as opposed to what is happening elsewhere in the market. So obviously there are always some external factors that impact what the business is trending. But we feel, as we said, that that mid-single digit comp is achievable for the year including for the first quarter.
In the second part of your question was first half of Q1 [expect] Q1. I think I’ve probably dealt with that.
On the allocation strategies, I’m not sure how much detail we can really go into on that. Obviously it’s a very complex area. So I’m not sure in the remaining couple of minutes we have we could really do justice to it.
Operator
Linda Tsai, MKM Partners.

Final Transcript
Feb 16, 2011 / 01:30PM GMT, ANF — Q4 2010 Abercrombie & Fitch Co. Earnings Conference Call
Linda Tsai — MKM Partners — Analyst
Good morning. Thanks for taking my question. Could you just provide us with some intel on the customers who shop at the international Hollister and international Abercrombie’s? How similar are they to the customers that you see shopping at the domestic stores?
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
The answer is very similar, very similar in targeted age, income. I think A&F flagships have a broader customer in terms of age. And by broader I mean they skew older. There are older customers shopping in those stores than tend to shop in the domestic A&F stores.
But part of that — it’s a little bit complicated because a lot of that shopping is for other people. So they are buying for younger people. But in terms of actual purchases, the flagships skew a little bit older.
Operator
And that does conclude today’s conference. We thank you for your participation.
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